EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
To the Plan Administrator
Access National Corporation 401(k) Profit Sharing Plan (the Plan)
We hereby consent to the incorporation by reference in the Registration Statement (No. 333-118771) on Form S-8 of the Access National Corporation of our report dated June 28, 2007, relating to the statements of net assets available for benefits as of December 31, 2006 and 2005 and the statement of changes in net assets available for benefits for the year ended December 31, 2006, and the related supplemental schedules, appearing in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2006.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Richmond, Virginia
June 28, 2007

13